Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:		Lawrence J. LeBon, III,
Chairman, President &
Chief Executive Officer

or

John LeBlanc,
SVP & Chief Financial Officer
	Telephone:		(504) 834-1190

LOUISIANA BANCORP, INC.

ANNOUNCES EARNINGS FOR THE FIRST QUARTER

Metairie, Louisiana – (April 30, 2008) – Louisiana Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Company’s net income for the quarter ended March 31, 2008 was $621,000 or $.11 per share (basic and diluted), an increase of $279,000, from the first quarter of 2007. The primary reason for the increase in net income for the first quarter of 2008 compared to the first quarter of 2007 was an increase in interest income of $853,000 resulting from an increase in the average balance of our interest earning assets. Average interest earning assets grew by $61.8 million from the quarter ended March 31, 2007 to the quarter ended March 31, 2008 due primarily to the investment of $62.1 million of net proceeds from our initial public offering in July 2007. The increase in interest income was partially offset by a $394,000 increase in non-interest expense and a $147,000 increase in income tax expense in the first quarter of 2008 as compared to the first quarter of 2007. Because the Company’s shares were not outstanding for the entire year, earnings per common share are not presented for the quarter ended March 31, 2007.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Holding Company and the Bank, stated: “Despite a difficult quarter for many companies in the financial sector, we are pleased with the performance of our stock and the level of asset quality present in our balance sheet.” LeBon continued, “I am encouraged by the consistent growth of our loan portfolio and remain committed to providing a source of capital to finance the recovery of the New Orleans metropolitan area. Our mission and efforts during the balance of the year will remain focused on providing the best in products and services to our clientele and prudently managing the Company’s operations to ensure long-term shareholder value and growth.”

During the first quarter of 2008, total assets increased by $20.1 million, or 7.4%, to $291.0 million. This growth in total assets was due primarily to an increase in our mortgage backed securities portfolio of $18.3 million in the aggregate. The increase in our mortgage backed securities portfolio was funded by an increase in borrowings of $13.9 million and cashflows from maturing investments. The securities purchased were issued by Fannie Mae and Freddie Mac and are secured by conventional fixed-rate mortgage loans. In addition, our loan portfolio grew $3.6 million, or 3.7%, during the first quarter of 2008. This growth occurred primarily in first mortgage loans secured by commercial real estate.

Total deposits increased by $5.1 million during the quarter ended March 31, 2008 to $148.8 million. Of this increase, $2.6 million was in short-term customer deposits that were subsequently withdrawn following the end of the quarter.

Net interest income for the quarter ended March 31, 2008 was $2.4 million, an increase of $804,000, or 51.4%, from the quarter ended March 31, 2007. This growth in net interest income was due to an $853,000 increase in interest income generated by a $61.8 million increase in average total interest earning assets between March 31, 2007 and March 31, 2008. As stated previously, this growth in average interest earning assets was due primarily to the investment of the $62.1 million in net proceeds generated by the Company’s initial public offering which closed in July 2007. Interest expense for the first quarter of 2008 was $1.4 million, an increase of $49,000 from the first quarter of 2007. The Company’s average interest rate spread for the quarter ended March 31, 2008 was 2.40%, a decrease of 9 basis points from the quarter ended March 31, 2007. Our net interest margin for the first quarter of 2008 was 3.47%, an increase of 50 basis points from the first quarter of 2007.

The Bank recorded net recoveries on its allowance for loan losses of $17,000 during the first quarter of 2008, compared to net recoveries of $4,000 for the same quarter of 2007. Our allowance for loan losses as a percentage of gross loans was 1.93% as of March 31, 2008, which represents a decrease of 0.46% from March 31, 2007. This reduction in the allowance for loan loss ratio was due to recoveries of amounts within the allowance for loan losses established following Hurricane Katrina. As the affected loans are repaid, the Bank records a recovery of the loan loss provision.

Non-interest income for the three months ended March 31, 2008 was $111,000, an increase of $3,000, from the three month period ended March 31, 2007.

Non-interest expense for the period ending March 31, 2008 was $1.6 million, an increase of $394,000, or 33.5%, from the period ending March 31, 2007. Salaries and employee benefit costs increased by $174,000 during the 2008 period, as compared to the same 2007 period. This increase was due to overall higher levels of salaries and the implementation of our equity-based compensation plans that were approved by our shareholders in February 2008. Other non-interest expenses increased by $215,000 during the first quarter of 2008 compared to the first quarter of 2007. Included in this increase were $119,000 for the Louisiana bank shares tax, and $23,000 for the Louisiana corporate franchise tax that were not applicable prior to our mutual-to-stock conversion and initial public offering. The remaining increase in other non-interest expense was due to increased advertising expenditures and higher levels of professional fees due to our status as a publicly traded company in the 2008 period.

Income tax expense for the first quarter of 2008 was $306,000, an increase of 147,000 from the first quarter of 2007. This increase in income tax expense was due to an increase in pre-tax income of $426,000 between the respective periods.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in Thousands, except per share data)

	At March 31, 2008	At December 31, 2007
	(unaudited)
Selected Financial and Other Data:
Total assets	$291,002	$270,944
Cash and cash equivalents	11,108	11,648
Investment securities:
Available-for-sale	39,684	40,468
Held-to-maturity	6,951	6,950
Mortgage-backed securities:
Available-for-sale	30,002	32,168
Held-to-maturity	95,162	74,693
Loans receivable, net	100,478	96,902
Deposits	148,759	143,629
FHLB advances and other borrowings	48,268	34,416
Shareholders’ equity	90,674	89,870

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Selected Operating Data:
Total interest income	$3,817	$2,964
Total interest expense	1,449	1,400

Net interest income	2,368	1,564
Provision (recovery) for loan losses	(17)	(d	)

Net interest income after provision (recovery) for loan losses	2,385	1,568
Total non-interest income	111	108
Total non-interest expense	1,569	1,175

Income before income taxes	927	501
Income taxes	306	159

Net income	$621	$342

Earning per share:
Basic	$0.11	N/A
Diluted	$0.11	N/A
Weighted average shares outstanding
Basic	5,845,090	N/A
Diluted	5,845,090	N/A

The Company completed its initial public offering in July 2007. Therefore, our shares were not issued or outstanding for periods ending prior thereto. For this reason, earnings per share have not been reported for the period ended March 31, 2007.

(Footnotes on next page)

	Three Months Ended March 31,
	2008	2007
Selected Operating Ratios (a):

Average yield on interest-earning assets	5.60%	5.62%
Average rate on interest-bearing liabilities	3.20	3.13
Average interest rate spread (b)	2.40	2.49
Net interest margin (b)	3.47	2.97
Average interest-earning assets to average interest-bearing liabilities	150.49	117.93
Net interest income after provision for loan losses to non-interest expense	152.01	133.45
Total non-interest expense to average assets	2.25	2.16
Efficiency ratio (c)	63.29	70.28
Return on average assets	0.89	0.63
Return on average equity	2.75	4.64
Average equity to average assets	32.42	13.57

Asset Quality Ratios (d):
Non-performing loans as a percent of total loans receivable(e)	0.30%	0.29%
Non-performing assets as a percent of total assets (e)	0.10	0.12
Allowance for loan losses as a percent of non-performing loans	660.67	852.24
Allowance for loan losses as a percent of total loans	1.93	2.39
Net charge-offs (recoveries) to average loans receivable	—	—

Capital Ratios (d):
Tier 1 leverage ratio	21.90%	13.89%
Tier 1 risk-based capital ratio	54.04	32.18
Total risk-based capital ratio	55.29	33.44

(a)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(b)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(c)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(d)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank only.
(e)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

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